Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33790, 333-179042 and 333-208986 on Form S-8 and in Registration Statement No. 333-264790 on Form S-3 of our reports dated February 21, 2023, relating to the financial statements of Avista Corporation, and the effectiveness of Avista Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

February 21, 2023